Exhibit 10.15

AMENDMENT TO ACQUISITION AGREEMENT

THIS AMENDMENT (the “Amendment”) is made effective as of September 2, 2008 by and between QuFu Natural Green Engineering Co., Ltd., a limited liability company organized under the laws of the Peoples Republic of China (“Qufu Natural Green”), and Qufu Shengwang Stevia Biology and Science Co., Ltd., a limited liability company organized under the laws of the Peoples Republic of China (the “Company” or “Qufu Shengwang”), and Shandong Shengwang Group, Co., Ltd., a limited liability company organized under the laws of the Peoples Republic of China, an owner of an interest in Qufu Shengwang (“Shandong Shengwang”). Qufu Natural Green, Qufu Shengwang and Shandong Shengwang may collectively be referred to as the “Parties”.

BACKGROUND

A.       Qufu Natural Green, Qufu Shengwang and Shandong Shengwang are the parties to that certain Acquisition Agreement dated as of June 30, 2008 (the "Agreement"); and

B.        The amount of the net tangible assets of Qufu Shengwang was reduced from $11,693,666 to $10,334,022 as a result of the application of generally accepted accounting principles in the United States (“US GAAP”) required to eliminate the difference between the fair market value and cost basis of the land use rights that were recorded by Qufu Shengwang in its financial statements prior to completion of an audit to its financial statements as of April 30, 2008;

C.        As a result of the application of US GAAP, the parties desire to amend certain parts of the Agreement as set forth below.

NOW, THEREFORE, in consideration of the execution and delivery of the Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Section 1 of the Agreement is hereby deleted in its entirety and replaced with the following:
1.	CONSIDERATION

Subject to the terms and conditions of this Agreement, Qufu Natural Green shall acquire the Qufu Shengwang Interest for a total consideration of $6,200,413 in cash, which amount represents 60% of the value of the net tangible assets of Qufu Shengwang of $10,334,022 as of April 30, 2008 as determined by an independent audit prepared in accordance with generally accepted accounting principles in the United States, payable in cash at Closing (the “Purchase Price”).

2.	Section 2(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

2(a).   The closing shall take place not later than September 30, 2008 (the “Closing”). The parties agree that, subject to the Closing, the acquisition of Qufu Shengwang shall be effective as of September 1, 2008.

3.

This Amendment shall be deemed part of, but shall take precedence over and supersede any provisions to the contrary contained in the Agreement. All initial capitalized terms used in this Amendment shall have the same meaning as set forth in the Agreement unless otherwise provided. Except as specifically modified hereby, all of the provisions of the Agreement which are not in conflict with the terms of this Amendment shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

Qufu Natural Green Engineering Co., Ltd.

By: /s/ Chengxiang Yan

Name: Chengxiang Yan

Title: General Manager

Qufu Shengwang Stevia Biology and Science Co., Ltd. By: /s/ Jeong Ill-Hwan Name: Jeong Ill-Hwan Title: General Manager	Shandong Shengwang Group, Co., Ltd. By: /s/ Xia Li Name: Xia Li Title: General Manager